                                                                   Exhibit 99.1

                  FORECASTS OF CERTAIN FINANCIAL INFORMATION

   In connection with a planned financial restructuring, management of Ziff Davis Media Inc. (the "Company") developed the Company's business plan and prepared certain forecasts of the Company's operating profit, cash flow and certain other information items (the "Forecasts") for the fiscal years 2002 through 2006 (the "Forecast Period").

   THE COMPANY DOES NOT, AS A MATTER OF COURSE, PUBLISH ITS BUSINESS PLANS, BUDGETS OR STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF ITS ANTICIPATED FINANCIAL POSITIONS OR RESULTS OF OPERATIONS. ACCORDINGLY, THE COMPANY DOES NOT ANTICIPATE THAT IT WILL, AND DISCLAIMS ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS, BUDGETS OR PROJECTIONS.

   These Forecasts have been prepared by, and are the responsibility of the Company's management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying Forecasts and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. These Forecasts were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

Principal Forecast Assumptions

   The Forecasts are based on, and assume the successful implementation of, the Company's business plan and completion of the Financial Restructuring (described below) on June 30, 2002. Both the business plan and the Forecasts reflect numerous assumptions, including those regarding the anticipated future performance of the Company, industry performance, general business and economic conditions and other matters, most of which are beyond the control of the Company. Therefore, although the Forecasts are necessarily presented with numerical specificity, the actual results achieved during the Forecast Period will vary from the forecasted results. These variations may be material and are subject to increasing uncertainty over time. Accordingly, no representation can be or is being made with respect to the accuracy of the Forecasts or the ability of the Company or the reorganized Company to achieve the forecasted results of operations.

   The Financial Restructuring includes:

.. An equity contribution of $110.0 million including $72.6 million in cash (net of $9.6 million received or anticipated to be received prior to June 30,
   2002) and $37.4 million of Ziff Davis Holdings Inc. (the "Parent") preferred stock distributed to holders of our 12% Senior Subordinated Notes due 2010 (the "Noteholders") in the Exchange Offer described below.

..  The exchange (the "Exchange Offer") of 100% of our $250 million 12% Senior
   Subordinated Notes due 2010 (the "Old Notes") for

       .  $22.6 million in cash

       .  $37.4 million in preferred stock (described above) of our Parent

       . Warrants to purchase 5.5 million shares of Parent's common stock (after an anticipated 30 for 1 reverse stock split) and

       . an aggregate principal amount of $95.0 million of our Senior Subordinated Compounding Notes due 2009 (the "New Notes").

.. The amendment of our Senior Credit Facility which would, among other things, defer principal amortization for two years.

   Additional information relating to the principal assumptions used in preparing the Forecasts is set forth below:

  General Assumptions:

   General economic conditions are expected to remain consistent with current conditions through mid-2003 with slight improvement in 2004 and thereafter.

  Revenue:

      Advertising Revenue: Our growth in advertising revenue will result from an increase in advertising pages as well as modest price increases. The increase in advertising pages will result from a return of technology advertisers to our more targeted publications (as opposed to using broad consumer media like television, radio, etc.) as well as anticipated gains in market share, particularly among our newer titles.

      Circulation Revenue: Circulation revenue is derived from subscription and newsstand sales. We do not plan to increase the circulation levels of any of our publications. Circulation revenue has been forecast to remain relatively flat throughout the forecast period.

      Other Revenue: Other revenue is comprised primarily of international licensing, list rental and content royalty revenue. We anticipate these ancillary revenue streams to grow 1% annually.

  Cost of Sales:

   These costs include paper, printing and distribution costs for the publications. Postage rates are expected to continue to increase annually and paper prices which have been in decline over the last year are forecast to begin to increase in 2003. Modest inflationary price increases are expected in other areas. Cost savings are anticipated in managing the number of copies of publications produced through increasing the efficiency and effectiveness of our distribution techniques.

  Selling, General and Administrative Expenses:

   The forecast assumes tight expense controls over these areas with generally flat spending in discretionary areas and modest inflationary wage increases.

  Interest Expense:

   The Forecasts reflect the terms of the amended Senior Credit Facility Agreement that we anticipate will be effective upon completion of the Financial Restructuring (the effectiveness of such amendment is conditioned upon receipt of consent from all Senior Credit Facility lenders accordingly, the terms are subject to change) and the issuance of $95.0 million of the New Notes thereunder. In accordance with SFAS 15, the exchange of $250.0 million of the old notes into $95.0 million of the New Notes is accounted for as a troubled debt restructuring. Since the total liability of $201.7 million ($250.0 million of principal and $13.7 million of accrued interest as of the Exchange Date, less cash payments of $22.6 million, preferred stock of $37.4 million and the write-off of $2.0 million of debt issuance costs) is less than the future cash flows to holders of the New Notes of $214.4 million (representing $95.0 million principal and $119.4 million of future interest expense), the liability reflected on the balance sheet is $95.0 million of principal and $106.7 of accrued interest, which will be recognized as a reduction of interest expense over the life of the New Notes. This accounting treatment has no impact on the cash payments required by the New Notes.

  Income Taxes:

   Income taxes are related to foreign withholding taxes on the Company's international licensing arrangements and certain minimum U.S. state and local taxes.

  Capital Expenditures:

   Capital expenditures for the years 2002 through 2006 are projected to be $3.4 million annually.

  Working Capital:

   Trade receivables, inventory and accounts payable levels are projected according to historical relationships with respect to purchases and sales volumes.

  Debt Service:

   Cash payments on the New Notes are assumed to begin on the fourth anniversary of their issuance.

   Principal payments under the Senior Credit Facility are assumed to occur at scheduled times and for scheduled amounts plus certain additional payments funded by excess cash flow as we anticipate will be required by the Amended and Restated Credit Agreement.

Forecasts Presentation

   The forecasted consolidated financial statements of the Company set forth below have been prepared based as if the Financial Restructuring were completed on June 30, 2002.

   Set forth below, at June 30, 2002 is the Forecasted Consolidated Opening and Closing Consolidated Balance Sheets which reflect (a) the forecasted balance sheet at June 30, 2002; (b) adjustments related to the Financial Restructuring (collectively, the "Balance Sheet Adjustments") and (c) the forecasted balance sheet at June 30, 2002 after applying the Balance Sheet Adjustments. The Balance Sheet Adjustments set forth in the columns captioned "Financial Restructuring" reflect the assumed effects of the above described Financial Restructuring. The various Balance Sheet Adjustments are described in greater detail in the Notes to the Forecasted Consolidated Financial Statements below.

   The Ziff Davis Media Inc. and Subsidiaries Forecasted Consolidated Balance Sheets as of the end of fiscal years 2002 through 2006 set forth on the following pages present the forecasted consolidated position of the Company after giving effect to the Financial Restructuring as of June 30, 2002. In addition to the Ziff Davis Media Inc. Forecasted Consolidated Financial Statements, Forecasted Financial Statements for the Company's Restricted Subsidiaries and Unrestricted Subsidiaries, as defined in its debt agreements are also included below.

Risk Factors

   Below we provide a cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses. These are factors that we think could cause our actual results to differ materially from expected and historical results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995. In addition to the other information in this document and our other filings, you should carefully evaluate the following risk factors:

Failure to complete the Financial Restructuring could lead us to seek further restructuring or ultimately become unable to operate as a viable company

   In connection with the Financial Restructuring, we anticipate amending our Senior Credit Facility (subject to 100% approval of our lenders) to waive all prior events of default under the Senior Credit Facility. We will also seek to postpone our amortization schedule under the anticipated amendment to the Senior Credit Facility and alter various covenants to reflect current and anticipated business levels in a manner in which, if the Financial Restructuring is completed management believes will allow us to (i) make the cash payments contemplated under the Exchange Offer (ii) make all payments of principal and interest contemplated under the New Notes and the untendered old notes, if any, and (iii) fund our operations. Effectiveness (or continued effectiveness) of the provisions of this anticipated amendment to our Senior Credit Facility is conditioned on, among other things, receipt of consent from all Senior Credit Facility lenders and the successful completion of the Financial Restructuring. If we do not complete the Exchange Offer we will continue to be in default under the Senior Credit Facility. In such event, unless we are able to negotiate further amendments to our Senior Credit Facility or obtain alternative sources of funding to refinance our existing debt (including the old notes), we will be unable to meet our debt obligations, including our obligation to pay the old notes at maturity, and the lenders under our Senior Credit Facility will be entitled to block any payment on the old notes pursuant to the subordination provisions of the old notes. In such circumstances, we would need to restructure our debt through negotiations with our creditors or through a bankruptcy case.

We have determined that we need to raise significant amount of equity capital and reduce our debt service requirements of the old notes, and that we can accomplish these objectives by consummating the Exchange Offer and the Equity Investment. Otherwise, we believe that our liquidity will be exhausted in the foreseeable future and we will be unable to sustain the growth required to service our debt and operate as a viable company. If we cannot generate significant revenues, achieve and sustain profitability or generate positive cash flows from operating activities in the future, we will not be able to meet our debt service or working capital requirements, and the value of our securities, as a result, will be materially reduced.

Because of our recent operating results and substantial indebtedness, our audit report expresses substantial doubt about our ability to continue as a going concern

   Because of our recent operating results and substantial indebtedness, our audit report expresses substantial doubt about our ability to continue as a going concern. Specifically, we incurred net losses of $29.3 million, $415.7 million and $73.4 million during the three months ended March 31, 2002, the nine months ended December 31, 2001 and fiscal year ended March 31, 2001, respectively. In addition, as of March 31, 2002 we had total indebtedness of approximately $448.7 million and total stockholder's deficit of $64.7 million. Our earnings were insufficient to cover our fixed charges by $29.3 million, $370.2 million and $15.8 million for the three months ended March 31, 2002, the nine months ended December 31, 2001 and for the fiscal year ended March 31, 2001, respectively. As of December 31, 2001, an event of default existed under our Senior Credit Facility and, as a result, the $179.2 million outstanding under that facility was subject to acceleration by the lenders. We entered into a Forbearance Agreement and amended our Senior Credit Facility in January and amended the Forbearance Agreement and our Senior Credit Facility again in March 2002 and June 2002, which provided forbearance for covenant violations through July 11, 2002. We do not believe our cash on hand along with existing sources of cash are sufficient to fund our cash needs over the next twelve months under our current capital structure, potentially including our ability to make our required semi-annual interest payment on the old notes due on July 15, 2002. Our continuation as a going concern is dependent upon our ability (1) to generate sufficient cash flow to meet our obligations on a timely basis, (2) to comply with the terms of our Senior Credit Facility, as amended, the indenture governing the old notes and the indenture governing the New Notes (3) to obtain additional financing or refinancing as may be required, among other things, receipt of consent from all Senior Credit Facility lenders and (4) ultimately, to re-establish profitable operations.

Our projected sources of funds are expected to be insufficient to meet our liquidity needs during the next twelve months

   Our business has been negatively impacted by current economic trends, including the consolidation among advertisers, increases in postage costs and a general decline in advertising spending. As a result, we do not believe that our existing sources of funds will be sufficient to meet our liquidity needs over the next twelve months. We are currently unable to access any additional borrowings under our Senior Credit Facility. Further, as a result of amendments to and payments under our Senior Credit Facility, the term loan portion and the revolving portion of such facility have been reduced to $188.6 million and $10.0 million, respectively from their original amounts of $355.0 million and $50.0 million, respectively. In addition, our existing financing arrangements limit our ability to incur additional indebtedness. Over the past twelve months, a significant portion of our cash needs have been provided through investments by our controlling stockholders. Our controlling stockholder has not entered into any binding agreements to make additional equity contributions and may not do so. The Financial Restructuring, which remains subject a number of conditions, is intended to provide a long-term solution to our anticipated liquidity requirements. If we cannot meet our liquidity needs, including servicing our indebtedness, we will be forced to take actions such as discontinuing our business strategy and further reducing costs and capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital from third parties, or seeking bankruptcy protection. We cannot assure you that any of these remedies can be effected on commercially reasonable terms, or at all.

Noncompliance with our debt facilities could accelerate our obligations

   As of December 31, 2001, an event of default existed under our Senior Credit Facility. A breach of any of the restrictive covenants under the credit agreement relating to our Senior Credit Facility or our inability to comply with the amended financial ratios results in a default under our Senior Credit Facility. We entered into amendments that provided forbearance for covenant violations through July 11, 2002. If the current amendment expires without further amendment, or if we violate the amended covenants the lenders under our Senior Credit Facility may elect to declare all outstanding borrowings, together with accrued and unpaid interest and other fees, to be immediately due and payable. Further, they may require us to use all of our available cash to partially repay such borrowings and could prevent us from making debt service payments on the old notes, including the semi-annual interest payment due on July 15, 2002, which would result in an event of default under the Existing Indenture governing the old notes. Our Senior Credit Facility lenders also have the right in such circumstances to terminate any commitments they have to provide further financing, including under the revolving portion of our Senior Credit Facility. Finally, our Senior Credit Facility lenders could foreclose on our assets.

We cannot assure you that the Financial Restructuring will be successful

   We engaged Greenhill & Co., LLC as our financial advisors to assist senior management in evaluating strategic alternatives for recapitalizing the old notes. We and our advisors have initiated discussions with certain holders of the old notes in an effort to establish a more appropriate long-term capital structure for our Company. We reached an agreement with the holders of approximately 60.0% in aggregate principal amount of the old notes, pursuant to which they agreed, subject to the terms and conditions stated therein, to support the Financial Restructuring, including the tender of their old notes pursuant to the Exchange Offer (although the tender of our controlling stockholder, as an affiliate will not count as votes in favor of amending the indenture governing the old notes). We cannot assure you that we will be successful in consummating the Financial Restructuring or being granted further forbearance by our Senior Credit Facility lenders beyond July 11, 2002. If we are not successful in effecting a restructuring of our capital structure (including consummating the Financial Restructuring) it is likely that we will be forced to seek bankruptcy protection.

If we successfully complete the Financial Restructuring, we will still have significant debt levels

   If we are successful in consummating the Financial Restructuring it is likely that we will continue to have a significant amount of indebtedness. Our substantial indebtedness could continue to:

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund our operations;

  . maintain our vulnerability to general adverse economic and industry conditions;

  . limit our flexibility in planning for, or reacting to, changes in our business and the publishing industry generally;

  . place us at a competitive disadvantage compared to our competitors that have less debt;

  . limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and

  . if we fail to comply with those covenants, trigger an event of default under the agreements governing our indebtedness that, if not cured or waived, could have a material adverse effect on us.

We cannot assure you that our business strategy will be successful

   Our ability to implement our business strategy is subject to a number of risks and uncertainties. Among other things, we cannot assure you that we will be successful in:

  .   Capitalizing on new revenue opportunities from existing publications;

  .   Developing ancillary revenue opportunities;

  .   Selectively expanding our portfolio of publications; or

  .   Optimizing circulation and production strategies.

   In addition, our ability to pursue our business strategy may be limited by our current liquidity constraints. Further, our capital restructuring program may require a substantial portion of our senior executives' time and attention. As a result, the implementation of our business strategy may be adversely affected.

We depend on advertising as a principal source of revenue, which decreases during economic cycle down turns and fluctuates due to seasonal buying

   We expect that advertising revenue will continue to be the principal source of our revenue in the foreseeable future. Most of our advertising contracts are either short-term contracts and/or can be terminated by the advertiser at any time with little notice. We cannot assure you that we will be able to retain current advertisers or obtain new advertising contracts. Advertising revenue for the magazine industry is cyclical and dependent upon general economic conditions. Our advertising revenue has declined significantly over the last 24 months due to the downturn in the general U.S. economy and, in particular, the technology sector. If the general economic downturn continues, our advertisers may continue to reduce their advertising budgets and any material decline in these revenues would have a material adverse effect on our business, results of operations and financial condition. In addition, factors such as competitive pricing pressures and delays in new product launches may affect technology product advertisers. We cannot assure you that advertisers will maintain or increase current levels of advertising in special-interest magazines instead of advertising in more general-interest media.

If the U.S. economy worsens, we may have to implement further cost saving efforts to achieve the benefits we expect

   In 2001, we experienced a significant decline in revenue and EBITDA, primarily due to weak economic conditions, which were exacerbated by the terrorist attacks of September 11, 2001. This decline was more severe in the second half of the year. We cannot predict if or when the economy or our revenue and EBITDA will improve. We have taken a number of steps designed to improve our profits and margins despite decreased revenue. We have restructured a number of our businesses and support departments and reduced overhead infrastructure by consolidating and closing several offices and outsourcing certain corporate functions. As a result, we recorded special charges to our operations of $277.5 million in 2001. If the U.S. economy worsens, our revenue will likely continue to decline. Because of our fixed cost structure, decreases in our revenue cause disproportionately greater decreases in our EBITDA. Accordingly, if revenue declines beyond our expectations, the cost-saving efforts we implemented in the second half of 2001 will likely not achieve the benefits we expect. We may be forced to take additional cost-saving steps that could result in additional charges and materially adversely affect our business. In 2002, our cost reduction program continued and we closed two additional publications. We expect to record a further restructuring charge of $15.0 to $20.0 million in the second quarter of 2002 related to these operating and financial restructuring decisions.

We may not be able to protect our owned intellectual property

   We rely on copyright and trademark rights to protect our publishing products. Effective trademark and copyright protection may be unavailable or limited, or we may not have applied for such protection in the United States or abroad. In addition, we have been, and may in the future be, notified of claims that our publishing products may infringe trademarks, copyrights and/or other intellectual property rights of others. Such claims, including any related litigation, could result in significant expense to us and adversely affect our cash flow, whether or not such litigation is resolved in our favor.

Our business might suffer if we fail to retain our senior management or to recruit and retain key personnel

   We have made significant changes to our senior management team over the past two years, which has been disruptive to our operations. We believe that our success depends on our ability to retain our current senior management team. Our business is managed by a small group of key executive officers. The loss of services of one or more of these senior executives could adversely affect our ability to effectively manage our overall operations or successfully execute current or future business strategies.

   In addition, our success depends on our continued ability to recruit and retain highly skilled, knowledgeable and sophisticated editorial, sales and technical personnel. Competition for these key personnel is intense. We believe that we might have difficulty in retaining some of our personnel in the event that we are unable to offer them meaningful equity based incentives. Certain members of our management currently have no equity incentive plan, while the equity incentive plans of other key personnel are significantly out-of-the-money. We intend to implement a new management incentive plan upon consummation of the Financial Restructuring. Accordingly, we cannot assure you of our ongoing ability to attract and retain such qualified employees.

New product launches or acquired products may reduce our earnings or generate losses

   Our future success will depend in part on our ability to continue offering new products and services that successfully gain market acceptance by addressing the needs of our current and future customers. Our efforts to introduce new or integrate acquired products may not be successful or profitable. The process of internally researching and developing, launching, gaining acceptance and establishing profitability for a new product or service, or assimilating and marketing an acquired product, is both risky and costly. New products generally incur initial operating losses.

   In addition, we have invested in, and intend to continue to invest in, the development of various online media products and services, which are currently generating losses. The Internet is still not proven as a profitable commercial medium. These products and services may not be successful or profitable. In 2001, we wrote off $20.3 million of assets related to online media initiatives.

   Costs related to the development of new products and services are expensed as incurred and, accordingly, our profitability from year to year may be adversely affected by the number and timing of new product launches.

We face significant competition for advertising and circulation

   We face significant competition with respect to our print publications from a number of technology publishers, some of which may have greater financial and other resources than we have, which may enhance their ability to compete in the technology publishing market. We principally compete for advertising and circulation revenue with publishers of other technology publications. We also face broad competition from media companies that produce general-interest magazines and newspapers. Competition for advertising revenue is primarily based on advertising rates, the nature and scope of readership, reader response to advertisers' products and services and the effectiveness of sales teams. Other competitive factors in publishing include product positioning, editorial quality, circulation, price and customer service, which impact readership audience, circulation revenues and, ultimately, advertising revenues. Because our industry is relatively easy to enter, we anticipate that additional competitors, some of whom have greater resources than we do, may enter these markets and intensify competition.

Our principal vendors are consolidating and this may adversely affect our business and operations

   We rely on our principal vendors and their ability or willingness to sell products to us at favorable price and other terms. Many factors outside our control may harm these relationships and the ability and willingness of these vendors to sell these products to us on such terms. Our principal vendors include paper suppliers, printers, subscription fulfillment houses and national newsstand distributors. Each of these industries is currently experiencing consolidation among its principal participants. Such consolidation may result in all or any of the following which could adversely affect our results of operations:

  .   decreased competition, which may lead to increased prices;

  .   interruptions and delays in services provided by such vendors; and

  .   greater dependence on certain vendors.

We may be adversely affected by fluctuations in paper and postage costs

   Our principal raw material is paper. Paper prices have fluctuated over the past several years. We generally enter into contracts for the purchase of paper which adjust the price on a quarterly basis. We have not entered, and do not currently plan to enter, into long-term forward price or option contracts for paper. Accordingly, significant increases in paper prices could adversely affect our future results of operations.

   Postage for magazine distribution is also one of our significant expenses. We primarily use the U.S. Postal Service to distribute magazine subscriptions. We may not be able to recover, in whole or in part, paper or postage cost increases. Postal rates increased 5.0% in January 1999, 9.9% in January 2001 and 2.6% in July 2001. These increases have had a negative impact on our recent operating results. Postage rates increased approximately 10.0% in June 2002, which increase will have a negative impact on our cash flow. Any further significant cost increases will also have an adverse effect on our cash flow.

                    ZIFF DAVIS MEDIA INC. AND SUBSIDIARIES
          FORECASTED CONSOLIDATED OPENING AND CLOSING BALANCE SHEETS
                                ($ in millions)

                                                                              At June 30, 2002
                                                                 ------------------------------------------
                                                                  Forecast                        Forecast
                                                                    Pre-       Financial            Post-
                                                                 Transaction Restructuring Notes Transaction
                                                                 ----------- ------------- ----- -----------
Current assets:
   Cash.........................................................   $   8.3      $  30.4     (1)    $  38.7
   Accounts receivable..........................................      42.3           --               42.3
   Inventories..................................................       0.3           --                0.3
   Prepaid expenses and other current assets....................       9.5           --                9.5
                                                                   -------      -------            -------
       Total current assets.....................................      60.4         30.4               90.8
Property, plant and equipment, net..............................      38.2           --               38.2
Intangible assets, net..........................................     363.7           --              363.7
Other assets....................................................      18.0         (2.1)    (2)       15.9
                                                                   -------      -------            -------
       Total assets.............................................   $ 480.3      $  28.3            $ 508.6
                                                                   =======      =======            =======
Current liabilities:
   Accounts payable and accrued expenses........................   $  68.3      $ (13.8)    (3)    $  54.5
   Fair value of interest rate swap.............................       1.4           --                1.4
   Unexpired subscriptions......................................      33.9           --               33.9
                                                                   -------      -------            -------
       Total current liabilities................................     103.6        (13.8)              89.8
                                                                   -------      -------            -------
Borrowings under senior credit facility.........................     196.7           --              196.7
Senior subordinated notes.......................................     250.0       (250.0)    (4)         --
New notes--principal............................................        --         95.0     (5)       95.0
New notes--accrued interest.....................................        --        106.7     (5)      106.7
                                                                   -------      -------            -------
       Total debt...............................................     446.7        (48.3)             398.4
                                                                   -------      -------            -------
Other liabilities...............................................      10.0           --               10.0
                                                                   -------      -------            -------
       Total liabilities........................................     560.3        (62.1)             498.2
                                                                   -------      -------            -------
Stockholder's (deficit) equity:
   Common stock.................................................        --           --                 --
   Additional paid-in capital...................................     464.8        100.4     (6)      565.2
   Accumulated deficit..........................................    (543.4)       (10.0)    (7)     (553.4)
   Accumulated comprehensive loss...............................      (1.4)          --               (1.4)
                                                                   -------      -------            -------
       Stockholder's (deficit) equity...........................     (80.0)        90.4               10.4
                                                                   -------      -------            -------
       Total liabilities and stockholder's (deficit) equity.....   $ 480.3      $  28.3            $ 508.6
                                                                   =======      =======            =======

   PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying Forecasts and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

                             ZIFF DAVIS MEDIA INC.
      NOTES TO FORECASTED CONSOLIDATED OPENING AND CLOSING BALANCE SHEETS
                               AT JUNE 30, 2002

(1) Includes up to $72.6 million in cash equity contributions less: (i) $22.6 million paid to Noteholders in connection with the Exchange Offer, (ii) $10.0 million paid for transaction related fees, and (iii) $9.6 million of cash equity contributions already received or anticipated before the Exchange Offer.

(2) To write-off a portion of debt issuance costs related to the amount of old notes deemed to be settled in accordance with SFAS 15.

(3) To write-off accrued interest related to the old notes.

(4) To remove the old notes from the Balance Sheet.

(5) To establish the New Notes at their principal balance of $95.0 million as well as the accrued interest balance of $106.7 million in accordance with SFAS 15.

(6) To record as equity contributions the $72.6 million of cash received from Parent (net of $9.6 million of cash equity contributions already received or anticipated before the Exchange Offer) and $30.0 million related to Series E Preferred Stock issued by Parent and $7.4 million related to the Series D Preferred Stock issued by Parent to Willis Stein, in connection with the Prepackaged Plan.

(7) To write-off $10.0 million of transaction fees in accordance with the provisions of SFAS 15.

                    ZIFF DAVIS MEDIA INC. AND SUBSIDIARIES
                    FORECASTED CONSOLIDATED BALANCE SHEETS
                                ($ in millions)

                                                                               At December 31,
                                                                 -------------------------------------------
                                                                   2002     2003     2004     2005     2006
                                                                 -------  -------  -------  -------  -------
Current assets:
   Cash......................................................... $  24.8  $  29.7  $  36.6  $  49.2  $  19.8
   Accounts receivable..........................................    44.5     46.9     52.1     56.4     59.0
   Inventories..................................................     0.3      0.3      0.3      0.3      0.3
   Prepaid expenses and other current assets....................     9.5      9.5      9.5      9.5      8.5
                                                                 -------  -------  -------  -------  -------
       Total current assets.....................................    79.1     86.4     98.5    115.4     87.6
Property, plant and equipment, net..............................    35.0     32.3     31.7     31.9     32.1
Intangible assets, net..........................................   344.5    321.0    300.9    280.7    260.6
Other assets....................................................    15.4     14.1     12.9     11.6     10.4
                                                                 -------  -------  -------  -------  -------
       Total assets............................................. $ 474.0  $ 453.8  $ 444.0  $ 439.6  $ 390.7
                                                                 =======  =======  =======  =======  =======
Current liabilities:
   Accounts payable and accrued expenses........................ $  39.9  $  28.9  $  28.2  $  25.9  $  25.8
   Fair value of interest rate swap.............................     1.4      1.4      1.4      1.4      1.4
   Unexpired subscriptions......................................    29.3     29.1     28.9     28.7     28.5
                                                                 -------  -------  -------  -------  -------
       Total current liabilities................................    70.6     59.4     58.5     56.0     55.7
                                                                 -------  -------  -------  -------  -------
Borrowings under senior credit facility.........................   196.7    196.7    176.1    146.3     65.9
New notes--principal............................................   101.2    114.3    129.8    148.0    157.6
New notes--accrued interest.....................................   101.4     90.1     76.4     60.0     42.7
                                                                 -------  -------  -------  -------  -------
       Total debt...............................................   399.3    401.1    382.3    354.3    266.2
                                                                 -------  -------  -------  -------  -------
Other liabilities...............................................    11.2     13.6     15.9     18.3     20.7
                                                                 -------  -------  -------  -------  -------
       Total liabilities........................................   481.1    474.1    456.7    428.6    342.6
                                                                 -------  -------  -------  -------  -------
Stockholder's (deficit) equity:
   Common stock.................................................      --       --       --       --       --
   Additional paid-in capital...................................   565.2    565.2    565.2    565.2    565.2
   Accumulated deficit..........................................  (570.9)  (584.1)  (576.5)  (552.8)  (515.7)
   Accumulated comprehensive loss...............................    (1.4)    (1.4)    (1.4)    (1.4)    (1.4)
                                                                 -------  -------  -------  -------  -------
       Stockholder's (deficit) equity...........................    (7.1)   (20.3)   (12.7)    11.0     48.1
                                                                 -------  -------  -------  -------  -------
       Total liabilities and stockholder's (deficit) equity..... $ 474.0  $ 453.8  $ 444.0  $ 439.6  $ 390.7
                                                                 =======  =======  =======  =======  =======

   PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying Forecasts and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

                    ZIFF DAVIS MEDIA INC. AND SUBSIDIARIES
               FORECASTED CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ in millions)

                                                         Year Ended December 31,
                                                   ------------------------------------
                                                    2002    2003    2004   2005   2006
                                                   ------  ------  ------ ------ ------
Revenue, net...................................... $236.8  $225.3  $249.8 $270.7 $290.8
Operating expenses:
   Cost of production.............................   70.7    69.5    73.2   75.7   79.9
   Selling, general and administrative expenses...  159.6   121.4   127.5  132.5  139.4
   Depreciation and amortization of property and
     equipment....................................   15.4     6.1     4.0    3.2    3.1
   Amortization of intangible assets..............   23.5    23.5    20.1   20.2   20.1
   Restructuring charges..........................   17.0      --      --     --     --
                                                   ------  ------  ------ ------ ------
Total operating expenses..........................  286.2   220.5   224.8  231.6  242.5
                                                   ------  ------  ------ ------ ------
(Loss) income from operations.....................  (49.4)    4.8    25.0   39.1   48.3
Interest expense, net.............................   31.9    17.5    16.9   14.9   10.7
                                                   ------  ------  ------ ------ ------
   (Loss) income from before income taxes.........  (81.3)  (12.7)    8.1   24.2   37.6
Income tax provision..............................    0.4     0.5     0.5    0.5    0.5
                                                   ------  ------  ------ ------ ------
   Net (loss) income.............................. $(81.7) $(13.2) $  7.6 $ 23.7 $ 37.1
                                                   ======  ======  ====== ====== ======
EBITDA............................................ $  6.5  $ 34.4  $ 49.1 $ 62.5 $ 71.5
                                                   ======  ======  ====== ====== ======

   PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying Forecasts and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

                    ZIFF DAVIS MEDIA INC. AND SUBSIDIARIES
                        FORECASTED CASH FLOW STATEMENTS
                                ($ in millions)

                                                 Years Ended December 31,
                                          --------------------------------------
                                           2002    2003    2004    2005    2006
                                          ------  ------  ------  ------  ------
Cash flows from operating activities:
Net (loss) income........................ $(81.7) $(13.2) $  7.6  $ 23.7  $ 37.1
   Depreciation and amortization of
     property and equipment..............   15.4     6.1     4.0     3.2     3.1
   Amortization of intangible assets.....   23.5    23.5    20.1    20.2    20.1
   Non-cash restructuring charges........    1.1      --      --      --      --
   Non-cash rent expense.................    2.3     2.4     2.3     2.4     2.4
   Non-cash interest expense.............    0.9     1.8     1.8     1.8     1.8
   Amortization of debt issuance costs...    0.8     1.3     1.2     1.3     1.2
Changes in:
   Accounts receivable...................    0.7    (2.4)   (5.2)   (4.3)   (2.5)
   Prepaid expenses and other current
     assets..............................   (1.6)     --      --      --     1.0
   Accounts payable and accrued expenses.  (24.8)  (11.0)   (0.7)   (2.3)   (0.1)
   Unexpired subscriptions...............   (0.7)   (0.2)   (0.2)   (0.2)   (0.2)
                                          ------  ------  ------  ------  ------
Net cash (used) flow provided by
  operating activities...................  (64.1)    8.3    30.9    45.8    63.9
                                          ------  ------  ------  ------  ------
Cash flows from investing activities:
   Capital expenditures..................   (2.1)   (3.4)   (3.4)   (3.4)   (3.4)
                                          ------  ------  ------  ------  ------
Net cash flow used by investing
  activities.............................   (2.1)   (3.4)   (3.4)   (3.4)   (3.4)
                                          ------  ------  ------  ------  ------
Cash flows from financing activities:
   Principal payments on bank loans......   (3.5)     --   (20.6)  (29.8)  (80.4)
   Borrowings under senior credit
     facility............................   21.0      --      --      --      --
   Principal payment on old notes........  (22.6)     --      --      --      --
   New Note principal payment............     --      --      --      --    (9.5)
   Proceeds from contributed capital.....   76.5      --      --      --      --
                                          ------  ------  ------  ------  ------
Net cash flow provided (used) by
  financing activities...................   71.4      --   (20.6)  (29.8)  (89.9)
                                          ------  ------  ------  ------  ------
Net changes in cash......................    5.2     4.9     6.9    12.6   (29.4)
Beginning cash...........................   19.6    24.8    29.7    36.6    49.2
                                          ------  ------  ------  ------  ------
Ending cash.............................. $ 24.8  $ 29.7  $ 36.6  $ 49.2  $ 19.8
                                          ======  ======  ======  ======  ======

   PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying Forecasts and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

                ZIFF DAVIS MEDIA INC.--RESTRICTED SUBSIDIARIES
                           FORECASTED BALANCE SHEETS
                                ($ in millions)

                                                                     At December 31,
                                                       -------------------------------------------
                                                         2002     2003     2004     2005     2006
                                                       -------  -------  -------  -------  -------
Current assets:
   Cash............................................... $  24.8  $  29.7  $  36.6  $  48.1  $  11.2
   Accounts receivable................................    39.2     40.4     43.5     46.1     48.9
   Inventories........................................     0.3      0.3      0.3      0.3      0.3
   Prepaid expenses and other current assets..........     7.8      7.8      7.8      7.8      7.8
                                                       -------  -------  -------  -------  -------
       Total current assets...........................    76.9     83.0     92.9    107.0     72.9
Property, plant and equipment, net....................    29.3     27.0     26.5     26.7     26.9
Intangible assets, net................................   344.4    320.9    300.8    280.6    260.5
Investments in subsidiaries...........................   162.8    176.9    180.2    180.2    180.2
Other assets..........................................    15.4     14.1     12.9     11.6     10.4
                                                       -------  -------  -------  -------  -------
       Total assets................................... $ 624.0  $ 617.1  $ 608.6  $ 601.4  $ 546.2
                                                       =======  =======  =======  =======  =======
Current liabilities:
   Accounts payable and accrued expenses.............. $  33.0  $  25.1  $  23.4  $  21.1  $  21.8
   Fair value of interest rate swap...................     1.4      1.4      1.4      1.4      1.4
   Unexpired subscriptions............................    28.9     28.7     28.5     28.3     28.1
                                                       -------  -------  -------  -------  -------
       Total current liabilities......................    63.3     55.2     53.3     50.8     51.3
Borrowings under senior credit facility...............   196.7    196.7    176.1    146.3     65.9
New notes--principal..................................   101.2    114.3    129.8    148.0    157.6
New notes--accrued interest...........................   101.4     90.1     76.4     60.0     42.7
                                                       -------  -------  -------  -------  -------
       Total debt.....................................   399.3    401.1    382.3    354.3    266.2
                                                       -------  -------  -------  -------  -------
Other liabilities.....................................    11.2     13.6     15.9     18.3     20.7
                                                       -------  -------  -------  -------  -------
       Total liabilities..............................   473.8    469.9    451.5    423.4    338.2
                                                       -------  -------  -------  -------  -------
Stockholder's equity:
   Common stock.......................................      --       --       --       --       --
   Additional paid-in capital.........................   565.2    565.2    565.2    565.2    565.2
   Accumulated deficit................................  (413.6)  (416.6)  (406.7)  (385.8)  (355.8)
   Accumulated comprehensive loss.....................    (1.4)    (1.4)    (1.4)    (1.4)    (1.4)
                                                       -------  -------  -------  -------  -------
       Stockholder's equity...........................   150.2    147.2    157.1    178.0    208.0
                                                       -------  -------  -------  -------  -------
       Total liabilities and stockholder's equity..... $ 624.0  $ 617.1  $ 608.6  $ 601.4  $ 546.2
                                                       =======  =======  =======  =======  =======

   PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying Forecasts and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

                ZIFF DAVIS MEDIA INC.--RESTRICTED SUBSIDIARIES
                      FORECASTED STATEMENTS OF OPERATIONS
                                ($ in millions)

                                                                  Years Ended December 31,
                                                            ------------------------------------
                                                             2002    2003    2004   2005   2006
                                                            ------  ------  ------ ------ ------
Revenue, net............................................... $206.7  $198.9  $213.8 $226.6 $240.2
Operating expenses:
   Cost of production......................................   65.7    62.7    65.8   67.6   71.2
   Selling, general and administrative expenses............  107.6    92.5    97.2   99.8  105.0
   Depreciation and amortization of property and equipment.   13.0     5.2     3.4    2.7    2.7
   Amortization of intangible assets.......................   23.5    23.5    20.1   20.2   20.1
   Restructuring charges...................................   17.0      --      --     --     --
                                                            ------  ------  ------ ------ ------
   Total operating expenses................................  226.8   183.9   186.5  190.3  199.0
                                                            ------  ------  ------ ------ ------
(Loss) income from operations..............................  (20.1)   15.0    27.3   36.3   41.2
Interest expense, net......................................   31.9    17.5    16.9   14.9   10.7
                                                            ------  ------  ------ ------ ------
   Income (loss) from before income taxes..................  (52.0)   (2.5)   10.4   21.4   30.5
Income tax provision.......................................    0.4     0.5     0.5    0.5    0.5
                                                            ------  ------  ------ ------ ------
   Net (loss) income....................................... $(52.4) $ (3.0) $  9.9 $ 20.9 $ 30.0
                                                            ======  ======  ====== ====== ======
EBITDA..................................................... $ 33.4  $ 43.7  $ 50.8 $ 59.2 $ 64.0
                                                            ======  ======  ====== ====== ======

   PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying Forecasts and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

                ZIFF DAVIS MEDIA INC.--RESTRICTED SUBSIDIARIES
                        FORECASTED CASH FLOW STATEMENTS
                                ($ in millions)

                                                                   Years Ended December 31,
                                                            --------------------------------------
                                                             2002    2003    2004    2005    2006
                                                            ------  ------  ------  ------  ------
Cash flows from operating activities:
Net (loss) income.......................................... $(52.4) $ (3.0) $  9.9  $ 20.9  $ 30.0
   Depreciation and amortization of property and equipment.   13.0     5.2     3.4     2.7     2.7
   Amortization of intangible assets.......................   23.5    23.5    20.1    20.2    20.1
   Non-cash restructuring charges..........................    1.1      --      --      --      --
   Non-cash rent expense...................................    2.3     2.4     2.3     2.4     2.4
   Non-cash interest expense...............................    0.9     1.8     1.8     1.8     1.8
   Amortization of debt issuance costs.....................    0.8     1.3     1.2     1.3     1.2
Changes in:
   Accounts receivable.....................................    0.8    (1.2)   (3.1)   (2.6)   (2.9)
   Inventories.............................................     --      --      --      --      --
   Prepaid expenses and other current assets...............   (2.2)     --      --      --      --
   Accounts payable and accrued expenses...................  (25.3)   (7.9)   (1.7)   (2.3)    0.8
   Unexpired subscriptions.................................     --    (0.2)   (0.2)   (0.2)   (0.2)
                                                            ------  ------  ------  ------  ------
Net cash flow (used) provided by operating activities......  (37.5)   21.9    33.7    44.2    55.9
                                                            ------  ------  ------  ------  ------
Cash flows from investing activities:
   Capital expenditures....................................   (2.1)   (2.9)   (2.9)   (2.9)   (2.9)
   Investments in subsidiaries.............................  (26.6)  (14.1)   (3.3)     --      --
                                                            ------  ------  ------  ------  ------
Net cash flow used by investing activities.................  (28.7)  (17.0)   (6.2)   (2.9)   (2.9)
                                                            ------  ------  ------  ------  ------
Cash flows from financing activities:
   Principal payments on senior credit facility............   (3.5)     --   (20.6)  (29.8)  (80.4)
   Borrowing under senior credit facility..................   21.0      --      --      --      --
   Principal payment on old notes..........................  (22.6)     --      --      --      --
   New Note principal payment..............................     --      --      --      --    (9.5)
   Proceeds from contributed capital.......................   76.5      --      --      --      --
                                                            ------  ------  ------  ------  ------
Net cash flow provided (used) by financing activities......   71.4      --   (20.6)  (29.8)  (89.9)
                                                            ------  ------  ------  ------  ------
Net changes in cash........................................    5.2     4.9     6.9    11.5   (36.9)
Beginning cash.............................................   19.6    24.8    29.7    36.6    48.1
                                                            ------  ------  ------  ------  ------
Ending cash................................................ $ 24.8  $ 29.7  $ 36.6  $ 48.1  $ 11.2
                                                            ======  ======  ======  ======  ======

   PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying Forecasts and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

               ZIFF DAVIS MEDIA INC.--UNRESTRICTED SUBSIDIARIES
                           FORECASTED BALANCE SHEETS
                                ($ in millions)

                                                                               At December 31,
                                                                 -------------------------------------------
                                                                   2002     2003     2004     2005     2006
                                                                 -------  -------  -------  -------  -------
Current assets:
   Cash......................................................... $    --  $    --  $    --  $   1.1  $   8.6
   Accounts receivable..........................................     5.3      6.5      8.6     10.3     10.1
   Inventories..................................................      --       --       --       --       --
   Prepaid expenses and other current assets....................     1.7      1.7      1.7      1.7      0.7
                                                                 -------  -------  -------  -------  -------
       Total current assets.....................................     7.0      8.2     10.3     13.1     19.4
Property, plant and equipment, net..............................     5.7      5.3      5.2      5.2      5.2
Intangible assets, net..........................................     0.1      0.1      0.1      0.1      0.1
Investments in subsidiaries.....................................      --       --       --       --       --
                                                                 -------  -------  -------  -------  -------
       Total assets............................................. $  12.8  $  13.6  $  15.6  $  18.4  $  24.7
                                                                 =======  =======  =======  =======  =======
Current liabilities:
   Accounts payable and accrued expenses........................ $   6.9  $   3.8  $   4.8  $   4.8  $   4.0
   Unexpired subscriptions......................................     0.4      0.4      0.4      0.4      0.4
                                                                 -------  -------  -------  -------  -------
       Total current liabilities................................     7.3      4.2      5.2      5.2      4.4
Intercompany borrowings.........................................     8.0      8.0      8.0      8.0      8.0
                                                                 -------  -------  -------  -------  -------
       Total liabilities........................................    15.3     12.2     13.2     13.2     12.4
                                                                 -------  -------  -------  -------  -------
Stockholder's (deficit) equity:
Common stock....................................................      --       --       --       --       --
Additional paid-in capital......................................   154.8    168.9    172.2    172.2    172.2
Accumulated deficit.............................................  (157.3)  (167.5)  (169.8)  (167.0)  (159.9)
                                                                 -------  -------  -------  -------  -------
       Stockholder's (deficit) equity...........................    (2.5)     1.4      2.4      5.2     12.3
                                                                 -------  -------  -------  -------  -------
       Total liabilities and stockholder's (deficit) equity..... $  12.8  $  13.6  $  15.6  $  18.4  $  24.7
                                                                 =======  =======  =======  =======  =======

   PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying Forecasts and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

               ZIFF DAVIS MEDIA INC.--UNRESTRICTED SUBSIDIARIES
                      FORECASTED STATEMENTS OF OPERATIONS
                                ($ in millions)

                                                 Years Ended December 31,
                                            ----------------------------------
                                             2002    2003    2004  2005  2006
                                            ------  ------  -----  ----- -----
Revenue, net............................... $ 30.1  $ 26.4  $36.0  $44.1 $50.6
Operating expenses:
   Cost of production......................    5.0     6.8    7.4    8.1   8.7
   Selling, general and administrative
     expenses..............................   52.0    28.9   30.3   32.7  34.4
   Depreciation and amortization of
     property and equipment................    2.4     0.9    0.6    0.5   0.4
                                            ------  ------  -----  ----- -----
   Total operating expenses................   59.4    36.6   38.3   41.3  43.5
                                            ------  ------  -----  ----- -----
(Loss) income from operations..............  (29.3)  (10.2)  (2.3)   2.8   7.1
                                            ------  ------  -----  ----- -----
   (Loss) income from before income taxes..  (29.3)  (10.2)  (2.3)   2.8   7.1
                                            ------  ------  -----  ----- -----
   Net (loss) income....................... $(29.3) $(10.2) $(2.3) $ 2.8 $ 7.1
                                            ======  ======  =====  ===== =====
EBITDA..................................... $(26.9) $ (9.3) $(1.7) $ 3.3 $ 7.5
                                            ======  ======  =====  ===== =====

   PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying Forecasts and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

               ZIFF DAVIS MEDIA INC.--UNRESTRICTED SUBSIDIARIES
                        FORECASTED CASH FLOW STATEMENTS
                                ($ in millions)

                                                                  Years Ended December 31,
                                                            -----------------------------------
                                                             2002    2003    2004   2005   2006
                                                            ------  ------  -----  -----  -----
Cash flows from operating activities:
Net (loss) income.......................................... $(29.3) $(10.2) $(2.3) $ 2.8  $ 7.1
   Depreciation and amortization of property and equipment.    2.4     0.9    0.6    0.5    0.4
Changes in:
   Accounts receivable.....................................   (0.1)   (1.2)  (2.1)  (1.7)   0.2
   Prepaid expenses and other current assets...............    0.6      --     --     --    1.0
   Accounts payable and accrued expenses...................    0.5    (3.1)   1.0     --   (0.7)
   Unexpired subscriptions.................................   (0.7)     --     --     --     --
                                                            ------  ------  -----  -----  -----
Net cash flow (used) provided by operating activities......  (26.6)  (13.6)  (2.8)   1.6    8.0
                                                            ------  ------  -----  -----  -----
Cash flows from investing activities:
   Capital expenditures....................................     --    (0.5)  (0.5)  (0.5)  (0.5)
                                                            ------  ------  -----  -----  -----
Net cash flow used by investing activities.................     --    (0.5)  (0.5)  (0.5)  (0.5)
                                                            ------  ------  -----  -----  -----
Cash flows from financing activities:
   Proceeds from contributed capital.......................   26.6    14.1    3.3     --     --
                                                            ------  ------  -----  -----  -----
Net cash flow provided by financing activities.............   26.6    14.1    3.3     --     --
                                                            ------  ------  -----  -----  -----
Net changes in cash........................................     --      --     --    1.1    7.5
Beginning cash.............................................     --      --     --     --    1.1
                                                            ------  ------  -----  -----  -----
Ending cash................................................ $   --  $   --  $  --  $ 1.1  $ 8.6
                                                            ======  ======  =====  =====  =====

   PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying Forecasts and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.